Exhibit 10.22

Partnership Agreement

(Gesellschaftsvertrag)

of

ATAI Life Sciences HSOP GbR

Dated: 21 August 2020

Execution version

PARTNERS (GESELLSCHAFTER)

(1)	Florian Brand, born 4 September 1986, address: Yorckstr. 69, 10965 Berlin (including his legal successors, if any, hereinafter “Partner Without Asset Share”);

(2)

ATAI Life Sciences AG, a German stock corporation registered with the commercial register of the local court of Munich (Amtsgericht München) under HR B 239 201, business address: Barer Str. 7, 80333 Munich (including its legal successors, if any, hereinafter “Partner With Unallocated Asset Share” or “Company”);

- party no. (2)

as well as any and all future partners (Gesellschafter) of the partnership upon accession, as Partner(s) With Asset Share, to the partnership and to this Partnership Agreement in the future, including their legal successors, if any, hereinafter the “Partner(s) With Asset Share” -

- all of parties no. (1) through no. (2)

as well as any and all future partners (Gesellschafter) of the partnership upon accession to the partnership and to this Partnership Agreement in the future including their legal successors, if any, hereinafter the “Partner(s)” -

TABLE OF CONTENTS

PARTNERS (Gesellschafter)		2

Table of Contents		3

List of Annexes		4

I.	RECITALS	5

1.	Introduction	5

2.	Definitions	8

II.	PARTNERSHIP AGREEMENT	9

3.	Formation of Partnership, form of organization, name, place of business	9

4.	Business purpose	9

5.	Business year, duration of the Partnership	9

6.	Partners, contributions, asset shares	10

7.	Reverse vesting of participation in the Partnership	13

8.	Partner Accounts	17

9.	Management, Representation	18

10.	Capital Measures at the Company	20

11.	Listing	20

12.	Resolutions of the Partners	21

13.	Confidentiality obligation	23

14.	Distribution of profits and losses, withdrawals	23

15.	Disposal of participation in the Partnership	24

16.	Exclusion of Partners With Asset Share	24

17.	Death of a Partner	25

18.	Dissolution	25

19.	Taxes	26

20.	Final Provisions	26

LIST OF ANNEXES

Annex 9.1 – Form of power of attorney to Managing Partner	18

Annex 9.1.2 – Form of Accession Agreement	18

I. RECITALS

1.	Introduction

1.1

On or around the date of this Partnership Agreement (GbR-Gesellschaftsvertrag) (the “Agreement”), the shareholders of the Company resolved (i) to increase the share capital of the Company by EUR 100,000.00 by way of issuing 100,000 new shares with a (notional) nominal value of EUR 1.00 each (the “HSOP Shares”) and (ii) an authorized capital in the amount of EUR 900,000.00 from which up to 900,000 HSOP Shares can be issued, in each case, against payment of an issue price equal to such HSOP Shares’ (notional) nominal amounts. The HSOP Shares have been/shall be made available for subscription by the Partnership only. The Partnership shall, from time to time, subscribe for and hold the HSOP Shares in accordance with this Agreement and the Company’s articles of association (Satzung), as amended from time to time, as the case may be (the “Company’s Articles”).

On or around the date of this Agreement, the Partnership intends to subscribe for 60,008 of the HSOP Shares.

1.2

The shareholders’ meeting of the Company agreed that, by way of issuing the HSOP Shares against payment of their (notional) nominal amounts only, the Partnership shall benefit from the further increase of the economic value of the Company which is accumulated after the date of the adoption of the shareholder resolutions referred to under section 1.1 above (the “Reference Date”, the value of each share in the Company with a (notional) nominal value of EUR 1.00 (for clarification: without considering the HSOP Shares) reflecting the economic value of the Company at the Reference Date less the (notional) nominal value of EUR 1.00, the “Strike Price”). To that effect, the indirect holders of the HSOP Shares (i.e., the relevant Partners With Asset Share as beneficiaries via the Partnership) shall, with regard to the HSOP Shares allocated to them benefit from and participate in further proceeds generated from exit transactions and/or liquidity events based on valuations of the Company exceeding the Company’s valuation at the Reference Date. To this effect, pursuant to the relevant provisions of the Company’s Articles, the HSOP Shares will be considered in the course of distribution of proceeds only secondarily after all other shares in the Company (irrespective of their class, if any) have received proceeds in an amount that is equal to the Strike Price (the “Second Rank Preference”).

1.3	Based on a certain valuation report received by the Company, the Parties assume the Strike Price being EUR 32.00 (in words: Euro thirty-two).

1.4

Any HSOP Shares subscribed by the Partnership at any given time, as may be unallocated from time to time, shall, at the level of the Partnership, be allocated to the Partner With Unallocated Asset Share. Such part of the assets of the Partnership shall be available for re-allocation from the Partner With Unallocated Asset Share to certain current or future key employees, consultants, directors or advisors of the Company (or their holding companies, respectively) in the future upon accession to the Partnership as further Partners With Asset Share, as the case may be. By way of such re-allocation, the relevant Partners With Asset Share will acquire an (indirect) shareholding in the Company and thus be awarded with the chance to benefit from the further increase of the economic value of the Company that is generated after the taking effect of the relevant re-allocation of the relevant HSOP Shares.

In accordance with the concept described in Section 1.2 above, in the event of any re-allocation of HSOP Shares at the level of the Partnership from the Partner With Unallocated Asset Share to existing or newly acceded Partners With Asset Share, the relevant Partners With Asset Share shall, at the level of the Partnership, with regard to such re-allocated HSOP Shares equally benefit from the further increase of the economic value of the Company which is accumulated after the Reference Date. However, in the event of any re-allocation of HSOP Shares at the level of the Partnership from the Partner With Unallocated Asset Share to existing or newly acceded Partners With Asset Share, the relevant Partners With Asset Share benefitting from such re-allocation shall pay a compensation to the Partnership per re-allocated HSOP Share with a (notional) nominal value of EUR 1.00 (i) that is equal to the value per share in the Company at the date of the taking effect of the relevant re-allocation of the relevant HSOP Shares less the Strike Price and less the (notional) nominal value of EUR 1.00, (ii) that shall be deferred until the occurrence of an exit transaction or liquidity event, and (iii) to which, as among the Partners, the Partner With Unallocated Asset Share shall be exclusively entitled as set forth in this Agreement.

1.5

The Partners acknowledge that the Company is considering to convert into a Dutch limited liability company (Besloten Vernnootschap, BV) or other corporation under Dutch law (the “Dutch HoldCo”) by effecting a share swap and having its stockholders exchange the shares in the Company into shares in a (newly incorporated) Dutch entity to become the owner of the shares in the Company (the “Dutch Flip”). The Partners agree and will procure that:

1.5.1

the Partnership participates in the Dutch Flip and contributes the HSOP Shares to the Dutch HoldCo in exchange for shares in Dutch HoldCo, or such other instrument issued in course of the Dutch Flip, pro rata to the Partnership’s current shareholding in the Company on the same terms and conditions as the other stockholders participating in the Dutch Flip;

1.5.2	the Partnership and, if necessary, each of the Partners, execute any related documentation in connection with the Dutch Flip, as the case may be; and

1.5.3	the shares in Dutch HoldCo issued to the Partnership as a result of the Dutch Flip shall be treated as HSOP Shares in accordance with the provisions of this Partnership Agreement.

The Partnership will procure that the shares in Dutch HoldCo issued to the Partnership as a result of the Dutch Flip shall continue to participate in the Company’s increased valuation as from the Reference Date only.

1.6

The Partners acknowledge that the Company is considering, in particular after the Dutch Flip, a listing and admission to trading of the shares in the Company (or of any other shares replacing such shares in the Company, including in particular any shares in any successor entity of the Company) on a stock exchange, including an initial public offering of the shares in the Company, (the “Listing”)

In preparation of a Listing, it might prove necessary to amend the Articles to the effect that the Secondary Rank Preference is abrogated. In case of such abrogation of the Secondary Rank Preference, each Partner With Asset Share shall effect a compensation to the Partnership per HSOP Share allocated to the relevant Partner With Asset Share (i) that is equal to the Strike Price, (ii) that shall be deferred until the occurrence of a liquidity event, and (iii) to which, as among the Partners, the Partner With Unallocated Asset Share shall be exclusively entitled as set forth in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

2.	Definitions

In this Agreement the following words and expressions shall have the meanings ascribed to them in this Agreement.

DEFINITIONS
Acquisition	12
Affiliate	14
Agreement	5
Bad Leaver Event	14
Cash Compensation Amounts	11
Change of Control	12
Company	2
Company’s Articles	5
Disability	15
Distribution Request	21
Dutch Flip	6
Dutch HoldCo	6
Good Leaver Event	15
HSOP Assets	10
HSOP Shares	5
Liquidity Event	12
Listing	7
Listing Compensation Amount	20
Lock-Up Period	13
Managing Partner	18
Partner Account(s)	17
Partner With Unallocated Asset Share	2
Partner Without Asset Share	2
Partner(s)	2
Partner(s) With Asset Share	2
Partnership	9
Partnership Assets	10
Purpose	9
Re-Allocation Compensation Amount	11
Reference Date	5
Second Rank Preference	5
Strike Price	5
Textform	11
Transfer Date	11
Vested HSOP Assets	16
Vesting Period	15
Vesting Start Date	16

II. PARTNERSHIP AGREEMENT

3.	Formation of Partnership, form of organization, name, place of business

3.1

The Partners hereby form a civil law partnership pursuant to sections 705 et. seqq. German Civil Code (Gesellschaft bürgerlichen Rechts gemäß §§ 705 ff. BGB) with the Partners as partners (Gesellschafter) (the “Partnership”).

3.2	The name of the Partnership shall be

“ATAI Life Sciences HSOP GbR”.

3.3	The Partnership shall be governed by this Agreement.

3.4	The place of business of the Partnership shall be in Berlin, Germany.

3.5	The address of the Partnership is c/o ATAI Life Sciences AG, Barer Str. 7, 80333 Munich, Germany.

4.	Business purpose

The only business purpose of the Partnership shall be the acquisition (including by way of subscription of new shares), holding, administration and sale or other disposal of shares in the Company, in particular of HSOP Shares (the “Purpose”).

The Partnership may enter into all transactions and take all measures that serve the Purpose directly or indirectly unless an official permission or approval is required.

5.	Business year, duration of the Partnership

5.1	The business year of the Partnership shall be equal to the calendar year.

5.2

Each party hereto may terminate this Agreement in writing with twelve (12) months’ notice to the end of a calendar year, but in no event with effect to a date prior to 31 December 2035. The right to terminate this Agreement for good cause (aus wichtigem Grund) shall remain unaffected.

Should a Partner cease to be a partner of the Partnership, the Partnership shall continue to exist among the remaining Partners. The right to regular termination of the Partnership shall be excluded to the extent legally permissible; the right to termination for good cause (außerordentliche Kündigung) shall remain unaffected.

6.	Partners, contributions, asset shares

6.1	The Partners shall be the partners (Gesellschafter) of the Partnership.

6.2	The Partners shall make contributions in cash to the Partnership equal to the (notional) nominal amount of the HSOP Shares allocated to them indirectly through the Partnership as follows:

Partner Without Asset Share	EUR 60,008.00

The payments shall be due immediately after conclusion of this Agreement. Beyond that, the Partners shall not be obliged to make any contributions or to make subsequent contributions to the capital of the Partnership unless expressly set forth otherwise herein.

The Partnership, represented by the Managing Partner, shall use such funds to pay the issue price and to subscribe to the HSOP Shares from the relevant capital increase of the Company.

6.3

The assets of the Partnership (Gesellschaftsvermögen) (the “Partnership Assets”) consist of the HSOP Shares (the relevant Partnership Assets or any other assets received by the Partnership in exchange for such Partnership Assets, the “HSOP Assets”) and the Cash Compensation Amounts (as defined below), if any. The Partner Without Asset Share shall not participate in the Partnership Assets (Gesellschafter ohne Kapitalanteil). The Cash Compensation Amounts, if any, shall be exclusively allocated to the Partner With Unallocated Asset Share. The HSOP Assets shall be allocated among the Partners With Asset Share (including, for clarification purposes, the Partner With Unallocated Asset Share, to whom such HSOP Assets shall be allocated that are not allocated to other Partners With Assets Share from time to time, as the case may be) as follows, provided, that such allocation may be adjusted from time to time in accordance with the terms and provisions of this Agreement:

Partner	Allocation of HSOP Assets among Partners
	HSOP Shares allocated to the Partners		Percentage of HSOP Assets
	Absolute amount	Consecutive numbers
Partner With Unallocated Asset Share	60,008	n/a	100.00

Total	60,008		100.00%

The Managing Partner (as defined below) is hereby authorized and instructed by all of the Partners to update, from time to time, the above table to reflect the allocation of HSOP Assets among the partners, including any (future) Partners With Asset Share; in particular, but without limitation, upon implementation of any of the measures referred

- 10

to in section 9.1.2 and/or section 7.5 and/or following distributions to the Partners. If the Managing Partner makes any changes pursuant to the preceding sentence, the Managing Partner shall send an updated version of the table to the other Partners at least in Textform pursuant to section 126 b German Civil Code (BGB) (the “Textform”).

It is herewith clarified that the Partner With Unallocated Asset Share shall remain a Partner also in case the amount of the HSOP Shares allocated to the Partner With Unallocated Asset Share falls to zero.

In the event that the HSOP Shares are replaced by other securities, in particular, but without limitation, in case of a Dutch Flip in preparation of a Listing, the principles set forth in this Agreement shall apply mutatis mutandis to the relevant securities replacing the HSOP Shares.

6.4

In the event of a transfer of all or part of the HSOP Assets allocated to the Partner With Unallocated Asset Share to existing or newly acceded (other) Partners With Asset Share, the following shall apply:

6.4.1

The Partner With Unallocated Asset Share shall transfer the relevant part or all of the HSOP Assets then allocated to the Partner With Unallocated Asset Share (i.e. indirect transfer of an absolute number of HSOP Shares then allocated to the Partner With Unallocated Asset Share) to the relevant new or existing (other) Partner With Asset Share (i.e. the relevant current or future key employee, consultant, director or advisor of the Company (or his/her holding company, respectively)). Such transferred HSOP Assets shall be re-allocated from the Partner With Unallocated Asset Share to the relevant (other) Partner With Asset Share.

6.4.2

From the date of the taking effect of the relevant (indirect) transfer and re-allocation of the relevant HSOP Assets (“Transfer Date”), the relevant (other) Partner With Asset Share shall be the sole and ultimate beneficiary of the relevant transferred HSOP Assets (i.e. indirectly the relevant absolute number of HSOP Shares then allocated to such (other) Partner With Asset Share).

6.4.3

The (other) Partner With Asset Share shall make a contribution payment to the Partnership to which the provisions of section 6.2 shall apply mutatis mutandis and the Euro amount of which equals the absolute amount of the relevant transferred HSOP Assets.

6.4.4

The (other) Partner With Asset Share shall make a further payment to the Partnership to compensate the increase in value of the relevant transferred HSOP Assets having occurred between the Reference Date and the relevant Transfer Date (the “Re-Allocation Compensation Amount” and together with the Listing Compensation Amount (as defined below), the “Cash Compensation Amounts”). The Re-Allocation Compensation Amount shall for each HSOP Share with a (notional) nominal value of EUR 1.00 that is (indirectly) re-allocated from the Partner With Unallocated Asset Share to the (other) Partner With Asset Share be an amount equal to the fair market value

(gemeiner Wert) per such share in the Company that is not a HSOP Share at the relevant Transfer Date minus the Strike Price and minus the (notional) nominal value of EUR 1.00. The Re-Allocation Compensation Amount shall not be payable immediately but shall be deferred with bearing interest of 2 % p.a. (in words: 2 per cent per annum) until the occurrence of one of the following events (each a “Liquidity Event”):

a)

A Change of Control (as defined below), provided that (i) at least all of the HSOP Shares (or any HSOP Assets replacing such shares) allocated to the Partners With Asset Share (provided that those HSOP Shares (or any HSOP Assets replacing such shares) allocated to the Partner With Unallocated Asset Share do not necessarily have to form part of the relevant transaction) are sold or otherwise disposed of in the relevant Change of Control for consideration and the consideration from the relevant Change of Control is distributed by the Partnership to the relevant Partners and/or (ii) proceeds received by the Company from the Change of Control are distributed by the Company to its shareholders (including the Partnership) and the relevant proceeds received by the Partnership are distributed by the Partnership to the relevant Partners.

“Change of Control” means the occurrence of any of the following events: (i)(A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, other than any such transfer in which the stockholders of the Company immediately prior to such transfer continue to hold at least a majority of the voting power of the surviving entity immediately after such transfer (each of (A) and (B) an “Acquisition”); provided, that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted into capital stock, or any combination thereof, or (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets or intellectual property of the Company.

b)	The distribution of liquidation proceeds by the Company and the distribution of such proceeds by the Partnership to the relevant Partners.

c)

The implementation of a Listing and expiry of the period, if any, during which any transfer restrictions apply regarding the shares in the Company (or any shares replacing such shares) due to the implementation of the Listing, regardless of whether such transfer restrictions follow from the applicable law, the regulations of the respective stock exchange and/or market segment, or the regulations or recommendations of the underwriting bank (“Lock-Up Period”) as well as the issue or receipt, respectively, of a Distribution Request (as defined below) by the relevant Partner With Asset Share.

No Re-Allocation Compensation Amount shall be payable in the event that the relevant Partner With Asset Share ceases to be a Partner pursuant to section 7.1. Furthermore, no Re-Allocation Compensation Amount shall be payable with regard to the reduction amount pursuant to section 7.2, if any, of the absolute amount of the HSOP Assets of the relevant Partner With Asset Share.

It is herewith clarified that the Cash Compensation Amounts shall not exceed the amount of the proceeds (cash equivalent, as the case may be) to be received by the relevant Partner from the Partnership in connection with the relevant Liquidity Event, whereas in case of lit. c) the market value of the relevant HSOP Shares distributed to the relevant Partner, as the case may be, shall be decisive.

6.5

The Partners shall be entitled to any monetary rights under this Agreement pro rata to the absolute amounts of the relevant Partners’ HSOP Assets (including, for clarification purposes, the Partner With Unallocated Asset Share, to whom such HSOP Assets shall be allocated that are not allocated to other Partners With Assets Share from time to time, as the case may be) inter se (in particular the participation in the profit and loss of the Partnership), except as expressly set forth otherwise in this Agreement and, for clarification purposes, except for the Cash Compensation Amounts that are exclusively allocated to the Partner With Unallocated Asset Share.

7.	Reverse vesting of participation in the Partnership

7.1

A Partner With Asset Share, except for the Partner With Unallocated Asset Share, shall cease to be a partner (Gesellschafter) of the Partnership immediately effective upon occurrence of a Bad Leaver Event (as defined in below). The Partner With Asset Share so ceasing to be a partner of the Partnership shall receive a compensation payment from the Partnership. The Euro amount of such compensation shall be equal to the absolute amount of the relevant Partner’s HSOP Assets (i.e. the compensation shall be equal to the (notional) nominal value of the HSOP Shares allocated to the relevant Partner With Asset Share). Such compensation shall be the sole compensation the relevant Partner With Asset Share shall receive under this Partnership Agreement and any and all other rights under or in connection with this Partnership Agreement shall forfeit with the relevant Partner With Asset Share so ceasing to be a partner (Gesellschafter) of the Partnership.

“Bad Leaver Event” shall mean receipt by the relevant Partner With Asset Share or the relevant individual holding all of the shares in the relevant Partner With Asset Share, respectively, of a notice of termination of the consultancy, employment and/or service relationship of the relevant Partner With Asset Share or the relevant individual holding all of the shares in the relevant Partner With Asset Share, respectively, with the Company or an Affiliate, respectively, such termination to be declared by the Company/Affiliate due to dismissal on personal grounds or on grounds of conduct for cause within the meaning of Sec. 626 German Civil Code (wichtiger Grund gemäß § 626 BGB), provided, however, that only the following personal grounds or grounds of conduct shall constitute cause within the meaning of Sec. 626 German Civil Code under this section: (i) fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of the consultancy, employment and/or service relationship with the Company or relevant Affiliate, respectively; (ii) intentional or grossly negligent damage to any of the assets of the Company or relevant Affiliate, respectively; (iii) intentional or grossly negligent disclosure of any of the confidential information of the Company or relevant Affiliate, respectively, contrary to applicable policies, consultancy agreement, employment agreement and/or service agreement; (iv) breach of material obligations, or persistent breach of obligations, under the applicable consultancy agreement, employment agreement and/or service agreement; (v) intentional engagement in any competitive activity which would constitute a breach of the duty of loyalty and/or of the obligations under the applicable consultancy agreement, employment agreement and/or service agreement; (vi) intentional or grossly negligent breach of any of the policies of the Company or relevant Affiliate, respectively; (vii) the wilful and continued failure to substantially perform contractual duties for the Company or relevant Affiliate, respectively (other than as a result of incapacity due to physical or mental illness); or (viii) wilful conduct that is demonstrably and materially injurious to the Company or relevant Affiliate, respectively, monetarily or otherwise, provided that any failure to meet performance standards or objectives as such, shall not be deemed to constitute “cause”.

Affiliate” shall mean (i) any entity that, directly or indirectly, is controlling, controlled by or under the common control of the Company, whereas “control” means the ability of such controlling person or entity to determine the affairs of another entity by way of (x) holding shares (y) possession of voting rights, or (z) any other way whatsoever, and (ii) any other entity which the Company determines should be treated as an Affiliate.

7.2

Notwithstanding section 7.1, the absolute amount of the HSOP Assets allocated to a Partner With Asset Share, other than the Partner With Unallocated Asset Share, shall be deemed reduced immediately effective upon occurrence of a Good Leaver Event (as defined below), whereas the reduction amount shall be equal to the product of (i) absolute amount of the HSOP Assets allocated to the relevant Partner With Asset Share, multiplied by (ii) the result of 1 minus 1/48 for each full calendar month which has lapsed from the date the relevant Partner With Asset Share has become a partner of the Partnership until the effective date of the Good Leaver Event, provided, however, that a cliff period of 12 (twelve) months shall apply; i.e. for all cases where the result calculated pursuant to preceding no. (ii) is higher than 0.75, the value pursuant to preceding no. (ii) shall be deemed to be 1.00 to the effect that all of the HSOP Assets allocated to the relevant Partner With Asset Share will be forfeited and the relevant Partner With Asset Share will cease to be a partner (Gesellschafter) of the Partnership. Should the result obtained by the calculation according to sentence 1 be a fraction, general mathematical principles shall apply. The Partner With Asset Share whose HSOP Assets are reduced or who ceases to be a partner of the Partnership, respectively, pursuant to the provisions of the preceding sentences shall receive a compensation payment from the Partnership. The Euro amount of such compensation shall be equal to the absolute amount of the reduction of the relevant Partner’s HSOP Assets (i.e. the compensation shall be equal to the (notional) nominal value of the HSOP Shares allocated to the relevant Partner by which the relevant Partner’s HSOP Assets are reduced). Such compensation shall be the sole compensation the relevant Partner With Asset Share shall receive under this Partnership Agreement with regard to the reduction of the relevant Partner’s HSOP Assets or the ceasing of the relevant Partner to be a partner of the Partnership pursuant to the provisions of the preceding sentences and any and all other rights under or in connection with this Partnership Agreement shall forfeit with regard to the relevant HSOP Assets or the ceasing to be a partner (Gesellschafter) of the Partnership, respectively, of the relevant Partner With Asset Share.

“Good Leaver Event” shall mean with regard to the relevant Partner With Asset Share any termination, without replacement, of the consultancy, employment and/or service relationship of the relevant Partner With Asset Share or the relevant individual holding all of the shares in the relevant Partner With Asset Share, respectively, with the Company or any Affiliate which does not qualify as a Bad Leaver Event and which is not made for reason of Disability (as defined below) or death of the relevant Partner With Asset Share or the relevant individual holding all of the shares in the relevant Partner With Asset Share, respectively.

“Disability” shall mean occupational disability (Berufsunfähigkeit) according to Section 240 para. (2) of Volume IV of the Social Insurance Code (§ 20 Abs. 2 SGB VI) of a Partner With Asset Share or the relevant individual holding all of the shares in the relevant Partner With Asset Share, respectively. Any costs related to the determination of Disability, in particular costs for examination, shall be borne by the Company.

7.3

Each of a Good Leaver Event and a Bad Leaver Event shall only be relevant for the purposes of this section 7 if having occurred at any time prior to the lapse of a period of four (4) years (“Vesting Period”) following (i) the date the relevant Partner With Asset Share has become a partner of the Partnership, or (ii) any other date as agreed among the Partnership and the relevant Partner With Asset Share as “Vesting Start Date”, in particular in the Accession Agreement entered into with the relevant Partner With Asset Share.

Each of a Good Leaver Event and a Bad Leaver Event shall also be relevant if having occurred prior to the relevant Partner With Asset Share’s accession to the Partnership, as the case may be (e.g., without limitation, in the period between the offer for accession to the Partnership and acceptance of such offer).

7.4

In case Disability or death of the Partner With Asset Share or the relevant individual holding all of the shares in the relevant Partner With Asset Share, respectively, occur prior to the expiration of the Vesting Period and, for the avoidance of doubt, no Bad Leaver Event or Good Leaver Event has occurred, then sections 7.1 and 7.2 shall no longer apply.

7.5

In the event that a Partner With Asset Share ceases to be a partner or the absolute amount of the HSOP Assets of a Partner With Asset Share is reduced pursuant to this section 7, then the absolute amount of the HSOP Assets no longer attributed to the relevant Partner With Asset Share shall be attributed to the Partner With Unallocated Asset Share and the absolute amount of the HSOP Assets of the Partner With Unallocated Asset Share shall be deemed increased accordingly. It is envisaged (for clarification: without establishing a binding obligation to that effect) that, in the short term (i.e. within a period not longer than one (1) year), the amount of such increase of the absolute amount of the HSOP Assets of the Partner With Unallocated Asset Share is re-allocated to other/new Partners With Asset Share.

7.6

The amount of the relevant compensation payments (i.e. amounts equal to the (notional) nominal values of the indirectly transferred HSOP Shares) referred to in sections 7.1 and 7.2 shall be paid by the Partnership to the affected Partner With Asset Share and advanced to the Partnership by the relevant other Partners with Asset Share (excluding the Partner With Unallocated Asset Share) pro rata to their absolute amount of HSOP Assets inter se, irrespective of the fact that the relevant HSOP Assets will be exclusively re-allocated to the Partner With Unallocated Asset Share. The amounts received by the Partnership from a later re-allocation of the relevant HSOP Assets from the Partner With Unallocated Asset Share to (a) Partner(s) With Asset Share (i.e. amounts equal to the relevant (notional) nominal values of the relevant indirectly transferred HSOP Shares) shall be used to settle the amounts advanced by the Partners With Asset Share pursuant to the preceding sentence.

7.7

In order to give effect to the provisions of this section 7, distributions shall only be made to a Partner With Asset Share in case of the following events to the following extent (the relevant part of the HSOP Assets distributable, from time to time, pursuant to this section 7.7, the relevant Partner’s “Vested HSOP Assets”):

7.7.1	After a liquidation of the Company all of the relevant HSOP Assets allocated to the relevant Partner With Asset Share.

7.7.2

In case of a Listing having occurred (i) only after the lapse of 1/4 of the Vesting Period (cliff period) or occurrence of a Good Leaver Event, Disability or death of the relevant Partner With Asset Share or the relevant individual holding all of the shares in the relevant Partner With Asset Share and (ii) only to the extent the relevant HSOP Assets allocated to the relevant Partner With Asset Share would not be forfeited, from time to time, pursuant to section 7.2 in case of occurrence of a Good Leaver Event (i.e. only to the extent the relevant HSOP Assets are vested).

7.7.3

In all other cases only after (i) occurrence of a Good Leaver Event and then only to the extent the relevant HSOP Assets allocated to the relevant Partner With Asset Share are not be forfeited pursuant to section 7.2 (i.e. only to the extent the relevant HSOP Assets are vested), or (ii) the lapse of the Vesting Period or the occurrence of Disability or death of the relevant Partner With Asset Share or the relevant individual holding all of the shares in the relevant Partner With Asset Share, respectively, and then all of the relevant HSOP Assets allocated to the relevant Partner With Asset Share.

Section 8 shall remain unaffected.

8.	Partner Accounts

8.1	The Partnership shall maintain a capital account for each Partner (the “Partner Account(s)”) except for the Partner Without Asset Share.

8.2

The deposits, profit shares, loss shares, withdrawals, interest and other payment transactions between the Partnership and each Partner shall be recorded on the Partner Account of the relevant Partner, with the exception of the deposits to be made in accordance with section 4 and except as expressly set forth otherwise in this Agreement. The Partner Accounts are non-interest-bearing.

8.3

No distributions or withdrawals shall be made from the Partner Accounts or otherwise to the Partners except in case of dissolution of the Partnership or upon unanimous vote by all Partners. Notwithstanding the preceding sentence,

8.3.1	any Cash Compensation Amounts shall be distributed to the Partner With Unallocated Asset Share within one (1) week after receipt of the relevant amount by the Partnership,

8.3.2

Any HSOP Assets held after the occurrence, or received in connection with, a Liquidity Event pursuant to section 6.4.4 lit. a) (Change of Control) or lit. b) (Liquidation), that are then allocated to a Partner With Asset Share shall be distributed to a relevant Partner With Asset Share upon request to be issued at least in Textform towards the Partnership, c/o the Managing Partner. For the avoidance of any doubt: The other provisions of this Agreement, in particular section 7.7, shall apply.

8.3.3	Any HSOP Assets held after the occurrence, or received in connection with, a Liquidity Event pursuant to section 6.4.4 lit. c) (Listing) shall be distributed in accordance with section 11.

9.	Management, Representation

9.1

In principle, the Partners shall manage and represent the Partnership jointly. In addition, to facilitate the management and the representation of the Partnership, the Partnership shall have one managing Partner (the “Managing Partner”). The Managing Partner shall be authorized to solely manage and represent the Partnership (allein geschäftsführungs- und vertretungsbefugt) within the Purpose. The Managing Partner shall be authorized to grant sub-powers of attorney and shall be fully released from the restrictions of section 181 German Civil Code. In order to facilitate the representation of the Partnership in accordance with the provisions of this section 9 and the other provisions of this Agreement, the Partners shall grant and maintain a separate power of attorney to the Managing Partner in the form as attached hereto as Annex 9.1 that shall without any further action being required automatically be newly granted from time to time in case of changes in the group of partners. The power of attorney shall not expire upon the death of the relevant principals.

The Managing Partner shall be authorized to represent the Partnership and all of its Partners with regard to the following transactions and measures:

9.1.1

any disposal of or other disposition over the Partnership Assets, in particular the shares in the Company held by the Partnership (including in particular, but without limitation, the conclusion and execution of share sale and transfer agreements), in the event and to the extent that, under the Company’s Articles or any shareholders’ agreement relating to the Company, as the case may be, (i) the Partnership is obliged to the relevant disposal or other disposition, and/or (ii) the relevant disposal or other disposition has been requested from the Partnership unless such request is obviously unlawful or obviously contrary to the relevant agreement (offensichtlich vertragswidrig);

9.1.2

accession of new partners to the Partnership and agreement on the terms and conditions of such accession (in particular agreement on re-allocation, to the relevant new partner(s), of an amount of HSOP Assets then allocated to the Partner With Unallocated Asset Share (i.e. re-allocation, to the relevant new partner(s), of an absolute number of HSOP Shares then allocated to the Partner With Unallocated Asset Share)) including by way of the entering into a respective accession agreement (in particular in the form as attached hereto as Annex 9.1.2) and the subscription of respective HSOP Shares in the Company, provided, that the Company has in each case approved such accession as well as the relevant terms of accession, and provided further, that, for the avoidance of any doubt, section 6.4 shall remain unaffected and apply. Notwithstanding the foregoing, each of the other Partners, that are partners of the Partnership from time to time, herewith approves accession of new partners to the Partnership and subscription of HSOP Shares pursuant to this section 9.1.2 and and the Managing Partner’s authorization to effect such accession and subscription of HSOP Shares with the approval of the Company, including agreement on the relevant terms of accession by way of entering into an accession agreement in the form as attached hereto as Annex 9.1.2;

9.1.3	accession to, conclusion of new and/or amendment or cancellation of existing investment agreements and/or shareholders’ agreements entered into with regard to the Company;

9.1.4

any acts related to an initial public offering of the shares in the Company; in particular with regard to the relevant stock exchange and/or the consortium banks responsible for the initial public offering;

9.1.5

any and all acts and measures that are required to be taken to ensure compliance of the Partnership with the provisions of the Company’s Articles and/or any other agreements entered into with regard to the Company (in particular, but without limitation, the exercise or waiver of any and all the rights attached to the shares in the Company (including in shareholders’ meetings of Company));

9.1.6	filing of annual financial statements on behalf of the Partnership with the competent tax authorities, assignment of accountants with the preparation of annual tax filings, if any.

The Managing Partner may incur liabilities for and on behalf of the Partnership and/or with regard to the Partnership Assets only if and to the extent that such liabilities are inherent in this Agreement or any of the agreements referred to in section 9.1.3 or the relevant agreement’s consummation.

Until resolved otherwise by the Partnership, the Managing Partner shall be the Partner Without Asset Share. Prior to a Listing, the Partner Without Asset Share may only be removed as Managing Partner for cause and by unanimous Partner resolution (excluding the votes of the Partner Without Asset Share ).

9.2

The Partnership may appoint one deputy managing Partner by unanimous Partner resolution. The deputy managing Partner shall be responsible for the representation and the management of the Partnership in the event that no Managing Partner is appointed, or the Managing Partner is prevented from representing and/or managing the Partnership.

9.3

The Managing Partner and the deputy managing Partner, if any, shall be entitled to reimbursement of all expenses in connection with the representation and the management of the Partnership upon provision of corresponding documentation; they shall not be entitled to compensation for the representation and the management of the Partnership.

9.4

The Managing Partner and the deputy managing Partner, if any, are entitled to resign from their position as Managing Partner, respectively as deputy managing Partner on four weeks’ notice. The resignation declaration shall be addressed in writing to the Partner Without Asset Share, or in case of resignation by the Partner Without Asset Share to the deputy managing Partner and/or the Partner With Unallocated Asset Share.

9.5	To the extent legally permissible, the liability of the Managing Partner and the deputy managing Partner shall be limited to gross negligence and wilful misconduct (grobe Fahrlässigkeit und Vorsatz).

10.	Capital Measures at the Company

10.1

In the event that the Partnership is entitled to any subscription rights due to an increase of the Company’s share capital, any pre-emptive rights, rights of first refusal or similar rights, in particular, but without limitation, under a shareholders’ agreement or the Company’s Articles, the partnership shall waive any such rights. Subscription rights with regard to HSOP Shares shall remain unaffected and may be exercised by the Managing Partner on behalf of the Partnership.

10.2

In the event that the Partnership is entitled to any tag along right, the Partnership shall not exercise such tag along right unless the Partners have resolved, with the majority pursuant to section 12.5, that the relevant tag along right shall be exercised with regard to all shares in the Company in respect of which the tag along right is exercisable. The tag along right shall under no circumstances be exercised partially (e.g., no partial exercise with regard to the HSOP Shares allocated to (a) certain Partner(s) With Asset Share pursuant to this Agreement).

11.	Listing

In the event of a Listing, the following shall apply:

11.1

Unless the Company’s Articles will continue to provide for the Secondary Rank Preference after the Listing, each Partner With Asset Share, except for the Partner with Unallocated Asset Share, shall make a payment to the Partnership as a compensation for the discontinuation of the Secondary Rank Preference (the “Listing Compensation Amount”). The Listing Compensation Amount shall for each HSOP Share with a (notional) nominal value of EUR 1.00 allocated to the relevant Partner With Asset Share be an amount equal to the Strike Price plus the a (notional) nominal value of EUR 1.00. The Listing Compensation Amount shall not be payable immediately but shall be deferred with bearing interest of 2 % p.a. (in words: 2 per cent per annum) until the time of the receipt of Vested HSOP Assets or proceeds (following a sale of Vested HSOP Assets) in accordance with to section 11.2.

For clarification purposes: No Listing Compensation Amount shall be payable in the event that the relevant Partner With Asset Share ceases to be a Partner pursuant to section 7.1. Furthermore, no Listing Compensation Amount shall be payable with regard to the reduction amount pursuant to section 7.2, if any.

11.2

At any time after, with regard to the relevant Partner With Asset Share or the relevant individual holding all of the shares in the relevant Partner With Asset Share, respectively, the lapse of 1/4 of the Vesting Period (cliff period) or occurrence of a Good Leaver Event, Disability or death, each of the Partnership (represented by the Managing Partner) and the relevant Partner With Asset Share (or its heirs, as the case may be) may request once or several times from the relevant other party, at least in Textform, (each a “Distribution Request”) that the Partnership distributes the Vested HSOP Assets (by way of transferring the relevant ‘vested’ HSOP Shares allocated to the relevant Partner With Asset Share) to such Partner With Asset Share, provided, however, that such distribution and transfer shall be subject to receipt by the Partnership of any outstanding amount of any Cash Compensation Amounts owed by the relevant Partner With Asset Share.

Instead of implementing a distribution of Vested HSOP Assets pursuant to the preceding sentence, the relevant Partner With Asset Share shall be entitled to notify the Partnership, at least in Textform, together with his Distribution Request or within one (1) week upon receipt of Distribution Request from the Partnership, that the relevant Partner With Asset Share wishes that the Partnership liquidates the relevant Vested HSOP Assets (i.e. sale of the relevant HSOP Shares on the stock market) on behalf of the relevant Partner With Asset Share and distributes any proceeds received from such sale less any outstanding amount of the Cash Compensation Amounts to the relevant Partner With Asset Share.

The Partnership and the relevant Partner With Asset Share, respectively, shall take all actions and measures and enter into any agreements, if any, required to implement the provisions of this Section 11.2 without undue delay.

The relevant Partner With Asset Share shall cease to be a partner to the Partnership upon taking effect of the relevant transfer or distribution of all HSOP Assets allocated to the relevant Partner With Asset Share from time to time.

12.	Resolutions of the Partners

12.1

Partner resolutions shall be passed in Partner meetings. Partner meetings shall be called by the Managing Partner in Textform with at least one week’s notice. The notice of the meeting shall include the items on the agenda. In urgent cases a meeting may be called with a reasonable shorter notice period. The notice period begins to run on the day following the sending of the notice. The date of the meeting shall not be included in the calculation of the notice period. Partner meetings shall be held at the place of business of the Partnership. The Managing Partner shall chair the Partner Meetings.

12.2	The Managing Partner shall convene a Partner meeting

12.2.1	in the cases required by law or by this Agreement;

12.2.2	if the interests of the Partnership require the holding of a Partner meeting;

12.2.3	if Partners holding individually or jointly at least one third (1/3) of the aggregate absolute amount of the HSOP Assets or if the Partner Without Asset Share requests that a Partner meeting is held.

12.3

In the event that all Partners participate in the passing of the relevant resolutions, Partner resolutions may also be passed without complying with the notice and form requirements for the calling of a Partner meeting and also be passed in writing, by telefax, by e-mail or by other means of data transmission.

12.4

Partners meetings shall have a quorum if at least the Partner Without Asset Share and Partners holding (by allocation) individually or jointly at least half (1/2) the aggregate absolute amount of the HSOP Assets are present or represented. If a Partner meeting does not have a quorum although properly convened, a new Partner meeting with the same agenda shall be convened without delay thereby complying with all form and notice requirements. This subsequent Partner meeting shall have a quorum without regard to the number of votes present or represented provided this has been pointed out in the convocation notice of the meeting.

12.5

Subject to section 12.6, resolutions of the Partners shall be passed with a simple majority of the votes cast including the consenting vote of the Partner Without Asset Share, provided that no other provisions of mandatory law or this Agreement require a higher majority for the relevant resolution. Each Partner, including the Partner Without Asset Share shall have one vote. In the event of a tied vote, the proposed resolution shall be deemed to be rejected. In the adoption of Partner resolutions, each Partner may be represented by another partner or by a person bound by law to a professional obligation to maintain confidentiality, provided that a written power of attorney is provided whereby submission by telefax or email attachment shall be sufficient. Furthermore, each Partner may be accompanied by a person bound by law to a professional obligation to maintain confidentiality.

12.6

Resolutions on any changes of this Agreement shall require the consent of all Partners. This also applies to the Partners resolutions related to the exclusion of Partners in which case the excluded Partner shall not be entitled to vote.

12.7	Decisions on the following items are reserved to the Partners who shall decide by way of Partner resolution:

12.7.1	Approval of the annual financial statements of the Partnership, if any;

12.7.2	appointment and removal of the Managing Partner;

12.7.3	granting of discharge to the Managing Partner;

12.7.4	exclusion of Partners;

12.7.5	items which are reserved to the Partners by mandatory law.

13.	Confidentiality obligation

The Partners have a duty to maintain strictly confidential vis-à-vis third parties all confidential information and secrets of the Partnership, the Company and any and all entities affiliated with the Company within the meaning of section 15 German Stock Corporation Act (AktG), in particular business and trade secrets, as far as they are not required to make disclosure on the basis of binding statutory provisions. This duty of confidentiality also continues after termination of the status as Partner.

14.	Distribution of profits and losses, withdrawals

14.1	All income and expenses of the Partnership shall be continuously accounted for. Furthermore, all receipts shall be kept separately.

14.2

To determine the annual result, a revenue and expenditure account shall be drawn up as a surplus account (Überschussrechnung) by the Managing Partner, unless required otherwise by law, and provided to the other Partners. The other Partners may file objections only within a period of one month after having been provided with the relevant account.

14.3	Profits and losses of the Partnership shall be attributed to the Partners applying Section 18.2 mutatis mutandis.

14.4

The profits or losses shall be credited to the relevant Partner Accounts of the Partners. For the avoidance of any doubt: Section 8.3 shall apply with regard to any distributions to, or withdrawals by, the Partners.

14.5

The Managing Partner shall prepare a separate and uniform profit statement (gesonderte und einheitliche Gewinnfeststellung) for tax purposes. The Partners shall have the right to submit their costs associated with the Partnership (Sonderbetriebsausgaben) to the Managing Partner at the latest within two weeks after having been asked by the Managing Partner to do so. In the event and to the extent that the Partners have not submitted their relevant costs to the Managing Partner within such two weeks’ period, it shall be deemed that the Partners do not have relevant costs. The Managing Partner has the right to fully or partially refuse to consider costs associated with the Partnership of a Partner if the Managing Partner has reason to believe that the relevant costs are not or not fully associated with the Partnership.

15.	Disposal of participation in the Partnership

15.1

The Partners may not sell and/or transfer of their participation in the Partnership or parts thereof without the prior written consent of the Company and the Managing Partner. Without such consent any such sales or transfers shall not be valid. This shall apply accordingly with regard to other dispositions over the participation in the Partnership or of parts thereof, in particular disposals without compensation, the conclusion of trust agreements (Treuhandvereinbarungen, treuhänderische Verfügungen), pledges or other encumbrances and the granting or change of sub-participations or a right of use (Nießbrauch) as well as the granting of options or other contractual rights of third parties to the Partnership.

15.2

Section 15.1 shall apply mutatis mutandis to any transfer of the economic interest or benefit of the participation in the Partnership, e.g., by way of trusts, sub-participations or similar legal arrangements, as well as to any encumbrance of the participation in the Partnership or other disposition (Verfügung).

16.	Exclusion of Partners With Asset Share

A Partner With Asset Share shall cease to be a partner of the Partnership without any further actions by the other Partners or the Partnership being required:

16.1

If the assets of the relevant Partner With Asset Share are the subject of insolvency proceedings or if the assets of the relevant Partner With Asset Share are the subject of a refusal to open insolvency proceedings for lack of assets, effective on the day on which the insolvency proceedings are opened or the resolution refusing to open insolvency proceedings for lack of assets is passed;

16.2

if a creditor of the relevant Partner With Asset Share, on the basis of a title which is not only provisionally enforceable, enforces the execution of the participation in the Partnership or claims of the Partner With Asset Share against the Partnership and the enforcement measure is not revoked within two months, at the latest until the liquidation of the participation in the Partnership;

16.3	if the relevant Partner With Asset Share’s interest in the Partnership Assets is seized by a private creditor;

16.4	in case of a Bad Leaver Event pursuant to section 7.1 occurring with regard to the relevant Partner With Asset Share;

16.5	in case of any violation of the provisions of section 15 and/or 20.2;

16.6

if a serious cause within the meaning of section 133 Commercial Code (HGB) relating to the relevant Partner With Asset Share is determined in a legally final manner or acknowledged by the relevant Partner With Asset Share.

17.	Death of a Partner

The participation in the Partnership can be inherited. In the event that the participation in the Partnership of a deceased Partner is inherited by several persons jointly (e.g. by a community of heirs (Erbengemeinschaft)), the heirs shall be obliged to appoint a joint representative who shall exercise their rights arising from the participation in the Partnership. As long as no joint representative is appointed, the rights from the participation in the Partnership shall be suspended.

18.	Dissolution

18.1

The Partners shall vote in favour of a dissolution of the Partnership as of the end of the fiscal year in which all of the shares in the Company then held by the Partnership are being sold and transferred or otherwise disposed of, provided that (i) there are no underlying obligations of the Partnership towards the Company, the shareholders of the Company or other parties (in particular the acquirer(s) of the shares), as a result of the sale and transfer of the shares in the Company and (ii) all of the relevant proceeds to be received by the Partnership in the course of the sale and/or transfer of the shares in the Company, if any, have been in paid in cash. In the event that the conditions pursuant to no. (i) and or no. (ii) of the preceding sentence are not met, any cash amount, if any, of the proceeds received by the Partnership shall be allocated to the Partners in accordance with section 14.3 and subsequently distributed to the relevant Partners.

18.2

If the Partnership is dissolved, the assets shall be distributed to the Partners thereby tracking the financial return of the Partnership on the relevant HSOP Shares. Therefore, in the event and to the extent that the assets of the Partnership pertain to particular HSOP Shares (e.g., as sales proceeds, dividend payments or similar payments), such assets shall be distributed to the relevant Partners to whom such HSOP Shares are allocated in section 6.3. Otherwise, the HSOP shall, as a general rule, be distributed as among the Partners pro rata to the absolute amounts of their HSOP Assets inter se and the Cash Compensation Amounts shall be distributed to the Partner with Unallocated Asset Share exclusively.

18.3

Each Partner With Asset Share, except for the Partner With Unallocated Asset Share, agrees to pay to the Partnership any debit balance on the Partner Account. Until receipt of such payments, the Managing Partner shall be entitled and obliged to refuse distributions or payment to the relevant Partner. As long as a Partner has not fully complied with his obligations under section 19 of this Agreement as well as any duties or obligations arising as a result of a sale of the HSOP Shares (e.g. lockup periods resulting from an applicable stock exchange, listing regulation or agreements made with a consortium of banks, or hold back provisions for indemnification purposes), the Managing Partner shall be entitled and obliged to refuse distributions or payment to the relevant Partner.

18.4

In case the compensation in a Liquidity Event is being paid in shares of an acquiring entity in full or in part, the Managing Partner may decide in his sole discretion as to whether the Partnership shall continue with regard to the share portion of such Liquidity Event or if the share portion shall be distributed to the Partners.

18.5

Any consequences regarding taxes, including potential withholding taxes, triggered by the Liquidity Event shall be taken into consideration by the Managing Partner when making any distributions to the Partners.

19.	Taxes

All taxes payable by the Partners in connection with the granting of a participation in the Partnership, during the participation in the Partnership and upon distribution of the Partnership Assets on dissolution shall be borne by the relevant Partners themselves. As far as required by law, the Company or its affiliated companies shall deduct these taxes and charges from relevant payments to the Partner and transfer it to the responsible tax authority. As far as this amount which is deducted is not sufficient to pay the taxes and public charges, the Partners are required respectively by way of a contract in favour of a third party (echter Vertrag zugunsten Dritter) to pay to the Company or the relevant entity affiliated with the Company the amount of any difference of the entire debt relating to such taxes or charges within one calendar week after receipt of a relevant request. In the event and to the extent that the responsible tax authority subsequently sets a higher tax, the relevant Partner shall be required to pay the additional amount of the relevant taxes and other charges to the tax authority also by way of a contract in favour of a third party (echter Vertrag zugunsten Dritter) to release the Company or the relevant entity affiliated with the Company from their relevant liability. The related tax risk and risk of public charges to be paid shall be borne by the relevant Partner. The provisions of this section shall continue to apply after a Partner has ceased the Partnership and after the termination of the Partnership.

20.	Final Provisions

20.1

The Partners are aware of the Company’s Articles. Each Partner confirms vis-à-vis the relevant other Partners that he agrees to the provisions of the Company’s Articles as a whole and recognizes that these are binding, also in the event of a future distribution of the Partnership Assets upon dissolution.

20.2

Except as expressly provided otherwise in this Agreement, any assignment of rights and/or obligations resulting from or in connection with this Agreement requires the prior written consent of all of the other Partners.

20.3

Except as expressly provided otherwise in this Agreement, no Partner shall be entitled to set-off (aufrechnen) or net-off (verrechnen) against any claims of any other Partner under or in connection with this Agreement or to exercise any right of retention (Zurückbehaltungsrecht).

20.4	In this Agreement, the headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

20.5

Unless the context otherwise requires (i) the terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively; (ii) references to the singular shall include the plural and vice versa and (iii) references to a gender include any other gender.

20.6

Where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

20.7	Changes and supplements of this Agreement must be made at least in writing to be valid. This also applies for a waiver of the writing requirement.

20.8

If individual provisions of this Agreement are or become invalid or unenforceable, or this Agreement contains gaps, this shall not affect the validity of the remaining provisions of this Agreement. In place of the invalid, unenforceable or missing provisions, the Partners agree to enter into reasonable provisions which correspond to the intention of the Partners as well as the purpose of this Agreement as far as the Partners would have considered this upon conclusion of this Agreement. If a provision of this Agreement should be or become invalid due to the scope or time of performance agreed on therein, the scope of performance or the agreed time of performance shall be adjusted to the legally admissible scope.

20.9	This Agreement shall be governed by the laws of the Federal Republic of Germany save for its conflict of laws provision and the Convention on the International Sale of Goods (CISG).

20.10	To the extent legally permissible, the exclusive venue for all disputes arising from this Agreement shall be Munich, Germany.

_______________, ___. ___. 2020	_______________, ___. ___. 2020

/s/ Florian Brand
Florian Brand	ATAI Life Sciences AG
Represented by: _______________
Position: _____________________